Exhibit 5.1

January 26, 2017

Celldex Therapeutics, Inc.

Perryville III Building, 53 Frontage Road, Suite 220

Hampton, New Jersey 08827

Ladies and Gentlemen:

We have acted as special counsel to Celldex Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3, dated the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of an aggregate of 18,369,107 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be sold by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

We have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on the certificates of officers of the Company.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The opinion expressed below is limited to the federal laws of the United States and the Delaware General Corporation Law.  We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Based on the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP